Exhibit 99.4

POWER OF ATTORNEY

THRC Management, LLC (“THRC”), incorporated and existing under the laws of Texas, with filing number 801392573, having its registered address at 16858 IH 20, Cisco, Texas 76437, represented by Dan Wilks, Manager, hereby authorizes Matt Wilks to represent THRC to execute and file on THRC’ s behalf all SEC forms (including any amendments thereto) that THRC may be required to file with the United States Securities and Exchange Commission and any other actions in connection with the above, as a result of THRC’s position with, or ownership of, or transactions in securities by or on behalf of THRC or its subsidiary THRC Holdings, L.P. with any of the entities listed in the attached Schedule “A”. The authority of such individual under this Statement shall continue for as long as THRC is required to file such forms, unless earlier terminated by my delivery of a written revocation of this authorization to THRC. I hereby acknowledge that such individual is not assuming any of THRC’s responsibilities to comply with any of the requirements of the Securities Exchange Act of 1934.

/s/ Dan Wilks
By: Dan Wilks, Manager
Date: 10/25/20

Schedule A

LIST OF ENTITIES

1.	*

2.	Propetro Holding Corp.

3.	*

4.	*

5.	*

6.	*

7.	*

8.	*

9.	*

*	Issuer redacted.

Schedule A

Transactions in shares of Common Stock During the Past Sixty (60) Days

Shares of Common Stock Purchased / Sold	Price Per Share	Date of Purchase / Sale
32,318 shares purchased	$7.3912	12/31/2020
328,134 shares purchased	$7.3803	12/22/2020
741,925 shares purchased	$7.0810	12/21/2020
3,323,700 shares purchased	$7.5100	12/18/2020
200,000 shares purchased	$6.1869	12/01/2021
55,587 shares purchased	$5.8469	11/30/2021
92,236 shares purchased	$6.7206	11/25/2020
101,624 shares purchased	$6.7795	11/24/2020